ASSIGNMENT OF PATENT
                                       AND
                                ROYALTY AGREEMENT
RECITALS

1. It is the desire of Gary E. Johnson (Johnson) to assign the patent for the "Quick Attachment/ Release Binding Paten # 6024315 to Sports Tack, Inc. (Sports Tack) in exchange for certain consideration.
2. It is the desire of Sports Tack to acquire said patent and all related rights of ownership. Sports Tack may manufacture and market all product applications or Sports Tack may license the patent and its applications to third parties under terms and conditions which follow.
3. It is recognized that Johnson is an officer, director and founding shareholder of Sports Tack and that a conflict of interest may exist for Johnson. It is also recognized that two of the other members of the Board of Directors of Sports Tack, Inc. are related to Johnson. Ann L Johnson is the wife of Gary E. Johnson and that Kim Farran is the brother of Ann L Johnson and the brother-in-law of Gary E. Johnson.
4. It is believed by Johnson and the other directors of Sports Tack that said conflict of interest is fairly resolved and that this agreement, though not arms length, is fair and equitable to both Johnson and Sports Tack.


THEREFORE IT IS AGREED, on this the 17th day of December, 1999 that the patent for the "Quick Attachment/Release Binding United States Patent # 6024375 is assigned by Gary E. Johnson to Sport Tack, Inc. under terms and conditions as described below.

1. Johnson agrees to assign all rights of ownership to Sports Tack in exchange for 500,000 shares of Sports Tack, Inc. common stock which were issued to him on December 17th 1999.
2. Sports Tack acknowledges that it issued said stock to Johnson and agrees to pay Johnson a royalty of 8% of gross sales of any application for which the patent is used unless Sports Tack assign any or all of the applications or their use to another entity or individual.
3. Sports Tack may sell or license any or all of the applications to third parties. In such case this agreement may be modified as necessary to the agreement of both parties
4. It is agreed by both parties that should future conflicts of interest occur, they will be resolved to the benefit of Sports Tack and its' shareholders.
5. Should Sports Tack enter into any subsequent royalty or agreements to License any application of the patent, Johnson may agree to waive the personal royalty due to him from Sports Tack and receive compensation from Sport Tacks' percentage of any such agreement.
6. Johnson agrees to accept the 500,000 Shares of Sports Tack stock and 8% royalty as total compensation for his patent and waive any claim of additional compensation from Sports Tack.

By affixing their signatures hereunto the undersigned Directors of Sports Tack, Inc. agree to all terms and conditions set forth herein.


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Gary  E.  Johnson,  Director



Ann  L  Johnson,  Director  Kim  Farran,  Director



Stanley  K.  SrilwelJ,  Director

By affixing his signature hereunto Mr. Johnson accepts all terms and conditions contained herein.



Gary  E.  Johnson


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